Exhibit 10.11

Amended and Restated AIF Agreement

This Amended and Restated Attorney-in-Fact Agreement (this “Agreement”) is made effective this 1st day of July, 2021 (the “Effective Date”), by and between Kin Interinsurance Network, a Florida reciprocal insurance exchange (the “KIN”), and Kin Risk Management, LLC, a Florida limited liability company (the “Kin Risk Management”). The offices of Kin Risk Management will be located, together with the principal offices of KIN, at 415 1st Avenue, St Petersburg, Florida 33701, but may be changed upon notice to the subscribers of KIN (each a “Subscriber” and, together, the “Subscribers”) and in compliance with the requirements of the laws of the State of Florida. KIN and Kin Risk Management may each be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, as part of the application for insurance by each Subscriber, each Subscriber will, pursuant to their respective Subscriber’s Agreement and Power of Attorney (the “Subscriber's Agreement”), appoint Kin Risk Management to act as such Subscriber's attorney-in-fact (“Attorney-in-Fact”) with the authority to exchange reciprocal insurance contracts among the Subscribers and to manage and conduct the business of KIN, and

WHEREAS, KIN and Kin Risk Management desire to set forth the terms and conditions upon which Kin Risk Management will accept its appointment as Attorney-in-Fact for the Subscribers to exchange their reciprocal insurance contracts and to manage and conduct the business and affairs of KIN.

NOW, THEREFORE, in consideration of the mutual covenants and consideration contained in this Agreement and intending to be legally bound hereby, KIN and Kin Risk Management agree as follows:

1. Acceptance of Appointment as Attorney-in-Fact. Kin Risk Management hereby accepts its appointment as Attorney-in-Fact pursuant to the Subscriber’s Agreement to be executed by each Subscriber and agrees, as Attorney-in-Fact, to exchange reciprocal insurance contracts among the Subscribers as set forth in the Subscriber's Agreement.

2. Management Services. Kin Risk Management will furnish (directly or indirectly through its affiliates or third party service providers) all employees and resources to perform necessary and appropriate management services for KIN. It is understood that all such management services shall be performed in accordance with such policies and standards as may be established from time to time by Kin Risk Management as the Attorney-in-Fact, as well as in accordance with sound insurance and actuarial practices and procedures and any applicable laws. Those management services include, without limitation by reason of specification, the following functions on behalf of KIN:

(a) The administration and management of the day-to-day insurance business of the KIN including, without limitation, the provision of all personnel for underwriting, claims, marketing, financial, legal and information technology functions and the provision of all senior management;

(b) The solicitation, receipt, and acceptance or rejection of applications for insurance and the determination of the acceptability of the risks involved in accordance with sound insurance underwriting policies and standards;

(c) The exchange of any and all kinds of reciprocal insurance contracts with Subscribers;

(d) The underwriting, classification, rating and issuance of policies, endorsements and binders of insurance for KIN in accordance with customary insurance practices;

(e) The establishment and maintenance of complete and accurate records of all reciprocal insurance contracts exchanged by Kin Risk Management on behalf of KIN in accordance with the policies and standards established by Kin Risk Management;

(f) The collection, receipt, processing, and accounting for all funds received as payments of insurance premiums, contributions to surplus, and other receipts of, and the timely deposit of all such funds in a Federal Reserve System member bank or banks in the name of KIN in accordance with the policies and procedures established by Kin Risk Management; the establishment and monitoring of loss reserves in accordance with sound insurance and actuarial practices and procedures; the borrowing of money on behalf of KIN; the maintenance of all funds in accordance with applicable law; and the investment of assets in accordance with applicable legal requirements and the advice or instructions of investment advisors retained by Kin Risk Management, at the expense of the KIN;

(g) The establishment and maintenance of all financial and business records required by applicable laws, regulations, generally accepted insurance and accounting practices and in accordance with the policies and standards established by Kin Risk Management; and the preparation of all reports required by governmental and nongovernmental regulatory and supervisory authorities;

(h) The placement of reinsurance as required by law or by sound and accepted insurance and business practices, the payment of reinsurance premiums thereof at the expense of KIN, the maintenance of all necessary records in connection with such reinsurance, and the taking of all actions or the making of any claims required or permitted by such reinsurance;

(i) The provision and maintenance, directly, or indirectly through a third party claims administrator, of adequate claims supervision and facilities for the timely processing of all claims, notices, and proofs of loss against KIN and for the timely payment of claims on behalf of and at the expense of KIN, including the employment of claims adjusters, attorneys and other personnel to handle claims on behalf of KIN, with all allocated costs, unallocated costs and claim expenses to be paid by KIN;

(j) The retention of investment advisors, financial advisors, actuaries, legal counsel, and other necessary consultants, at the expense of KIN;

(k) The preparation of mailings, advertisements, newsletters and other promotional and marketing materials for and on behalf of KIN;

(l) The monitoring of legal affairs of KIN, including compliance with applicable legal requirements and the making of required filings with the Florida Office of Insurance Regulation and all other governmental authorities having jurisdiction over KIN;

(m) The appointment, supervision and termination of agents, brokers, and personnel on behalf of KIN, and the payment to them of commissions at the expense of KIN, for insurance coverages placed with KIN in such amounts as shall be determined by Kin Risk Management;

(n) The development and maintenance of all systems and procedures necessary to comply with any insurer anti-fraud requirements of the State of Florida and any other jurisdiction in which KIN is authorized to conduct business;

(o) The commencement and defense, at the expense of KIN, of legal and administrative proceedings brought by or against KIN including acceptance of service of process on behalf of KIN, entering legal appearances on behalf of KIN and the compromise, adjustment, prosecution, litigation, defense, settlement, and appeal of losses and claims; and

(o) The taking of all such other actions as Kin Risk Management determines to be necessary, advisable or proper in order for Kin Risk Management to discharge its responsibilities and duties under this Agreement.

3. Management and Other Fees.

(a) As compensation for the management services to be performed by Kin Risk Management as Attorney-in-Fact on behalf of KIN as set forth in Section 2 above, KIN agrees that Kin Risk Management is authorized to retain the following percentages of annual gross earned premiums:

(i) for underwriting and marketing management services provided to KIN, Kin Risk Management will receive as compensation an amount equal to seventeen percent (17%) of the annual gross premium earned by KIN.

(ii) for services provided in the servicing and management of claims, Kin Risk Management will receive as compensation an amount equal to five percent (5%) of the annual gross premium earned by KIN.

(b) The percentages set forth in Section 3(a) above may be adjusted at any time as agreed to by both KIN and Kin Risk Management, subject to the written approval of the Florida Office of Insurance Regulation. However, the underwriting and marketing fees set forth in Section 3(a)(i) shall never be below 10% or above 20% of annual gross premium. Any changes to the percentages will be disclosed, in advance, to the Subscribers. Kin Risk Management will refund to KIN any unearned subscribers fees on a pro-rata basis for cancelled policies.

4. Payment of Expenses of KIN. Kin Risk Management, on behalf of KIN, is authorized to utilize the funds of KIN, or utilize its own funds and be reimbursed by KIN, to pay all of the expenses of KIN, including, without limitation by reason of specification, losses, loss adjustment expenses, investment expenses, legal expenses, reinsurance, commissions to agents and brokers, marketing costs, court costs, taxes, assessments, license fees, membership fees, the fees of attorneys, actuaries, accountants and investment and other advisors, governmental fines and penalties, the establishment and maintenance of loss and unearned premium reserves and surplus, reinsurance premiums and costs, audit fees, guaranty fund assessments and all other costs necessary for the proper and efficient operation of KIN, including fees related to: (a) the startup and formation of KIN; (b) services provided by KIN Insurance Technology Hub, LLC, a Delaware limited liability company (“KITH”), pursuant to the Software Licensing Agreement, and a Statement of Services which is part of the Software Licensing Agreement, each dated July 3, 2018, by and between Kin Risk Management and KITH; and (c) services provided by KIN Interinsurance Network Distributor, LLC, a Delaware limited liability company (“KIND”), pursuant to the Agency Authorization and Appointment Agreement, dated July 3, 2018, by and between Kin Risk Management and KIND. Additionally, Kin Risk Management will procure, at the expense of KIN, directors and officers liability insurance coverages for Kin Risk Management and the members of the Subscribers Advisory Committee (as organized under the Subscriber’s Agreement and applicable law, the “SAC”).

5. Records; Right to Audit. Kin Risk Management will keep records for the express purpose of recording the nature and details of the management services and financial transactions undertaken for KIN pursuant to this Agreement. All books and records maintained by Kin Risk Management pertaining to the management services performed by Kin Risk Management as Attorney-in Fact for the Subscribers pursuant to this Agreement are owned by KIN. These books and records will be maintained by Kin Risk Management in a fiduciary capacity for KIN. KIN, and any regulatory authority having jurisdiction over KIN, will have the right to examine and audit, at the offices of Kin Risk Management, at all reasonable times, all books and records of KIN that pertain to the management services performed by Kin Risk Management as Attorney-in-Fact for the Subscribers. This right of examination and audit will survive the termination of this Agreement and will remain in effect for as long as either KIN or Kin Risk Management has any rights or obligations under this Agreement.

6. Subscriber's Advisory Committee Grievance Procedure. After KIN has been in operation for one year, the senior management of Kin Risk Management will meet on a quarterly basis with the SAC to discuss any issues of concern made known by the Subscribers to the SAC. By the next quarterly meeting, if not sooner, the senior management of Kin Risk Management will provide the SAC with a written response to any issues of concern presented at the prior meeting, if any, including a description of the actions Kin Risk Management has undertaken to address the issues of concern in accordance with customary insurance practices. At the next meeting, the SAC shall advise the senior management of Kin Risk Management if the actions it took are reasonably addressing the issues of concern as originally presented. If a majority of the members of the SAC are not reasonably satisfied with the results of the actions undertaken, Kin Risk Management, upon request from the SAC, shall present the issues of concern and its response to the Florida Office of Insurance Regulation for its guidance as to whether Kin Risk Management should undertake further action with respect to the issues of concern.

7. Term and Termination.

(a) Term. This Agreement shall become effective as of the Effective Date, and shall continue in effect for a five year term thereafter (the “Initial Term”), subject only to the right of termination as set forth in Section 7(b). After the expiration of the Initial Term, this Agreement shall automatically renew for additional one year terms (each a “Renewal Term”) subject to the right of termination set forth in section 7(b).

(b) Termination. This Agreement may be terminated as follows:

(i) Mutual Termination. This Agreement may be terminated at any time by the written mutual agreement of both Parties.

(ii) Termination with Cause. KIN, acting through the SAC, may terminate this Agreement at any time if the Florida Office of Insurance Regulation or a court of competent jurisdiction has determined by a final order that an event has occurred that constitutes a material breach of this Agreement or that would allow the Florida Office of Insurance Regulation to: (A) suspend or revoke the license of KIN; or (B) place KIN in rehabilitation or a form of receivership.

8. Arbitration.

(a) As a condition precedent to any right of action arising under or out of this Agreement, the Parties agree that that any and all disputes or differences, including disputes concerning the formation and/or validity of this Agreement, shall be submitted to arbitration before a panel of three arbitrators, each of whom shall be an active or retired disinterested officer of a property and casualty insurance company. One arbitrator shall be chosen by KIN, one arbitrator shall be chosen by Kin Risk Management, and the third arbitrator will be chosen by the other two arbitrators. In the event any Party does not appoint an arbitrator within 60 days after the other Party requests it to do so, or if the two arbitrators selected by KIN and Kin Risk Management fail to agree upon a third arbitrator within 30 days of the appointment of the second arbitrator to be appointed, the arbitrator or arbitrators, as the case may be, will, upon the application of any Party, be appointed by the American Arbitration Association and the arbitrators will proceed. The decision of the majority of the arbitrators will be final and binding on all Parties. Each Party will bear the expense of its own arbitrator and one-half of the expenses of the third arbitrator and of the arbitration. Arbitration taking place under this section will take place in Florida unless otherwise agreed by the Parties in writing.

(b) Any action, litigation, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby, including the enforceability of the provisions of paragraph 8(a) hereof, shall be brought solely in federal or state courts of competent jurisdiction sitting in the courts located in the Southern District of Florida, and each of the Parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of such courts

(c) Notwithstanding any dispute or difference of opinion arising under this Agreement, KIN and Kin Risk Management must fulfill all obligations under the reciprocal insurance contracts exchanged by the Subscribers.

9. Indemnification.

(a) KIN will indemnify, defend and hold harmless Kin Risk Management and each member, officer, director, employee and agent thereof (each an “Indemnified Party”), from and against all claims, losses, damages, liabilities and expenses, including, without limitation, settlement costs and any reasonable legal fees and expenses or other expenses for investigating and defending any actions or threatened actions incurred by an Indemnified Party as a result of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of KIN, relating to or arising out of the services provided by Kin Risk Management hereunder, except to the extent the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted the willful misconduct or recklessness of the Indemnified Party.

(b) KIN will pay expenses incurred by an Indemnified Party in defending any action or proceeding referred to in this Section 9 in advance of the final disposition as they are incurred in such action or proceeding; provided, however, that KIN receives an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by KIN.

(c) As soon as practicable after receipt by any Indemnified Party of notice of the commencement of any action, suit or proceeding specified in Section 9(a) above (“Action”), such person shall, if a claim may be made against KIN under this Section 9, notify KIN in writing of the Action; provided, however, that the omission to notify KIN will not relieve KIN of any liability under this Section 9 unless KIN is prejudiced thereby. With respect to any such Action as to which such person notifies KIN, KIN may participate in the Action at its own expense. KIN may, independently or jointly with any other indemnifying party assume the defense of the Action, with counsel selected by KIN. Counsel selected by KIN shall be reasonably satisfactory to the Indemnified Party. After notice from KIN of its election to assume the defense, KIN will not be liable to the Indemnified Party under this Section 9 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense of the Action. The Indemnified Party will have the right to hire his or her own counsel in such action, but the fees of such counsel incurred after notice from KIN of its assumption of the defense of the Action will be at the expense of the Indemnified Party unless: (i) the employment of counsel by the Indemnified Party shall have been authorized by KIN, (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between KIN and such person in the conduct of the defense of such proceeding, or (iii) KIN did not employ counsel to assume the defense of the Action and the Indemnified Party shall have reasonably concluded that there may be a conflict of interest if indemnification under this Section 9 is not paid or made by KIN, or on its behalf, within 90 days after a written claim for indemnification has been received by KIN. The Indemnified Party may, at any time thereafter, bring suit against KIN to recover the unpaid amount of the claim.

(d) The right to indemnification and the right to advancement of expenses provided in this Section 9 shall be enforceable by such person in any court of competent jurisdiction. The burden of proving that indemnification is not appropriate shall be on KIN. Expenses reasonably incurred by such person in connection with successfully establishing the right to indemnification or advancement of expenses, in whole or in part, shall also be indemnified by KIN.

10. Notices. All notices, requests, demands, claims, and other communications between the Parties concerning the content and purpose of this Agreement shall be sent in writing by personal delivery, fax or by mail, registered or certified, postage pre-paid. Notices shall be addressed to the Parties as follows, or to such other addresses as may be specified by a Party from time to time by like written notice to the other Party:

If to KIN:

415 1st Avenue

St Petersburg, Florida 33701

Attention: Angel Conlin, Chief Executive Officer

Kin Interinsurance Network

If to Kin Risk Management:

415 1st Avenue

St Petersburg, Florida 33701

Attention: Sean Harper, President

Kin Risk Management, LLC

Notices delivered personally shall be deemed communicated as of actual receipt; faxed notices shall be deemed communicated upon confirmation of having been sent; and mailed notices shall be deemed communicated as of three business days after mailing.

11. Miscellaneous

(a) This Agreement and all matters relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the substantive laws of the State of Florida, without giving effect to the principles of the conflict of laws or the rules thereof that might require the application of the laws of another jurisdiction.

(b) Kin Risk Management is authorized, at its expense, to contract with others for the performance of the management services it has agreed to provide to KIN under this Agreement; provided, however, that Kin Risk Management will remain responsible to KIN for the proper and timely performance of all management services set forth in this Agreement.

(c) This Agreement may be amended at any time by an instrument in writing executed by the Parties with the prior written approval of the Florida Office of Insurance Regulation.

(d) This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

(e) This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

(f) The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

(h) Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(i) No failure on the part of any Party to this Agreement to exercise any right or remedy under this Agreement, and no delay on the part of any Party to this Agreement in exercising any right or remedy under this Agreement, shall constitute a waiver of such right or remedy, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of such right or remedy or of any other right or remedy.

(j) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A party may deliver this Agreement by transmitting a facsimile or other electronic signature of this Agreement signed by such party (via PDF, TIFF, JPEG or the like) to the other party, which facsimile or other electronic signature shall be deemed an original for all purposes.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written by the undersigned thereunto duly authorized.

KIN RISK MANAGEMENT, LLC		KIN INTERINSURANCE NETWORK

Signature:	/s/ Sean Harper	Signature:	/s/ Angel Conlin
Name:	Sean Harper	Name:	Angel Conlin
Title:	President	Title:	CEO
Date:	07/16/2021	Date:	07/17/2021